Exhibit 10.4

Updated February 1, 2021
RAC Board Compensation Overview – 2021 Program

	ITEM	2021 AMOUNT
(1)	Annual Retainers – Cash retainer amounts for non-employee directors, Chairman, Committee Chairs and Committee Members
•Board service (all directors including Chairman) - $77,500
•Chairman - $175,000
•Audit Chair -- $27,500
•Audit Member -- $15,000
•Compensation Chair -- $25,000
•Compensation Member – $10,500
•Governance Chair -- $20,000
•Governance Member -- $10,000

(2)	Board Meeting Attendance Fees (not Committee meetings) -- Fee for each Board meeting attended in person or, at the discretion of the Compensation Committee, by telephonic or other electronic means	•$2,500 per eligible meeting
(3)
Special Board Committee Fees – If a non-employee Director serves on a special committee of the Board, the Compensation Committee will determine whether to provide supplemental fees to such Director and the amount of such fees, provided no fees in excess of $30,000/year per Director shall be paid without approval from the Board

•TBD
(4)
Annual DSU Award – Annual equity award to each non-employee director in the form of Deferred Stock Units pursuant to the LTIP. Each DSU represents the right to receive one share of Rent-A-Center common stock. The award is fully vested upon grant and the shares covered by the award are issued upon the termination of the director’s service as a member of the Board. DSUs do not have voting rights.

•$120,000 in value
(5)
DSU Deferral Awards + 25% Match – Ability to elect each year to defer all/some of the following year’s (1) cash retainers and (2) meeting attendance fees into DSUs (based on the closing price of RAC stock immediately preceding the date the cash fees are payable). Company match of 25% is applied to deferred fees when calculating the DSUs.

•Based on amount of cash fees deferred, plus 25% match
(6)
Cash Dividend Equivalents on DSUs – Dividend record date number of DSUs held by a director are entitled to receive cash dividends, if and when declared by the Board, as if the DSUs were issued/outstanding shares of RAC common stock. Not entitled to any 25% match.

•Record date number of DSUs held X dividend/share